Exhibit 10.346

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated the 17th day of December, 2008 (the “Execution Date”) is entered into by and between Ligand Pharmaceuticals Incorporated, a corporation organized and existing under the laws of the State of Delaware and having its principal office at 10275 Science Center Drive, San Diego, California 92121 (“Ligand”), and SmithKline Beecham Corporation, doing business as GlaxoSmithKline, a Pennsylvania corporation with its principal office at One Franklin Plaza, Philadelphia, Pennsylvania 19101 USA (“GSK”) (each, a “Party” and collectively, the “Parties”).

INTRODUCTION

WHEREAS, Ligand and GSK entered into that certain Research, Development and License Agreement dated as of December 29, 1994 under which GSK is developing and commercializing Promacta® / Revolade® (eltrombopag) (“eltrombopag”), (the “Ligand/GSK Agreement”);

WHEREAS, GSK and Ligand have been engaged in discussions relating to the development and ownership of the oral thrombopoietin mimetic which Ligand has designated as LGD-4665 (the “Matter”); and

WHEREAS, Ligand desires to exclusively license to GSK all of Ligand’s rights in and to LGD-4665, its back-ups, and all related compounds covered by patent rights of Ligand, as such Licensed Compounds are defined herein, in settlement of the Matter, and GSK is willing to take an exclusive license to all such Licensed Compounds, in each case pursuant to the terms and conditions as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1 “Affiliate” means any corporation or other business entity controlled by, controlling or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity, or such lower percentage as permitted under the relevant laws of the jurisdiction in which it is organized.

1.2 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York are open for business.

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1.3 “Certificate of Analysis” means certificates substantially in the form attached hereto in Exhibit A, evidencing the analytical tests conducted on a specific lot of Existing Licensed Compound and setting forth, inter alia, the items tested, specifications, and test results.

1.4 “Combination Product” means a Licensed Product that includes at least one other therapeutically effective active pharmaceutical ingredient (whether co-formulated or co-packaged with the Licensed Product, as the case may be, in such License Product) which is neither the Licensed Product nor part of the same molecule as that containing such Licensed Product. To be a Combination Product, the Combination Product and all its ingredients must be sold together as a single product and invoiced as one product. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “therapeutically effective active pharmaceutical ingredients,” and their presence shall not be deemed to create a Combination Product.

1.5 “Commercialization” or “Commercialize” means any and all activities directed to and in support of the sale of a Licensed Product in the Field in the Territory, including, without limitation, marketing, promoting, market planning and product strategy, commercial-scale manufacturing, obtaining pricing and reimbursement approvals, negotiating with managed care and group purchasing organizations, professional and consumer promotion, advertising, distributing, offering for sale and selling, importing, conducting post-Regulatory Approval clinical studies, manufacturing for commercial sale (except for manufacturing scale-up activities, which shall be Development activities), medical affairs activities in support of a Licensed Product, including, without limitation, opinion leader development, medical inquiries, information and education and pharmacovigilance. When used as a verb, “Commercialize” means to engage in Commercialization.

1.6 “Confidential Information” means all all trade secrets, processes, formulae, data, information, improvements, inventions, chemical or biological materials, chemical structures, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including, without limitation, all information and materials of a Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the other Party, regardless whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form. Any information or documents disclosed by a Party to the other Party that is subject to an ongoing confidentiality obligation at the Execution Date shall be deemed the disclosing Party’s Confidential Information under this Agreement and shall be subject to the provisions of Article 9.

1.7 “Confidential Information of GSK” has the meaning set forth in Section 9.1.1.

1.8 “Control” or “Controlled” means with respect to any (a) material, document, item of information, method, data or other know-how or (b) intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license or sublicense.

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1.9 “Covering,” “Cover” or “Covered” means, with respect to a Patent Right, that, but for rights granted to a Party under such Patent Right, the practice by such Party of an invention claimed in such Patent Right would infringe a Valid Claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.10 “Development” or “Develop” means preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing, clinical studies, regulatory affairs, product approval and product registration (including pricing approvals).

1.11 “Effective Date” means the Execution Date.

1.12 “Eltrombopag” has the meaning set forth in the introduction to this Agreement.

1.13 “Existing Licensed Compound” means Ligand’s existing supply of LGD-4665 in bulk or finished form.

1.14 “FDA” means the United States Food and Drug Administration, or any successor agency.

1.15 “FDCA” means the federal Food, Drug, and Cosmetic Act, as amended, which is contained in Title 21 of the U.S. Code, section 301 et seq., as amended and the regulations promulgated thereunder from time to time.

1.16 “First Commercial Sale” means, with respect to a particular country, the first bona fide invoiced sale of a Licensed Product to a Third Party by GSK or its Affiliates or sublicensees in such country after Regulatory Approval has been achieved for such Licensed Product in such country. Sales of Licensed Product for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.17 “Generic Product” means any pharmaceutical product sold by a Third Party, not authorized by GSK or its Affiliate or sublicense, and approved in reliance on the prior approval of a Licensed Product as determined by the applicable regulatory authority, on the basis of it being comparable to and substitutable for such Licensed Product, as stated in a Regulatory Filing with such regulatory authority.

1.18 “Know-How” means inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results, including physical, chemical, biological, toxicological, pharmacological, clinical, and veterinary data, dosage regimens, control assays and product specifications, but excluding any Patent Rights.

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1.19 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.20 “Licensed Assets” means the Licensed Compounds, Licensed Products, Licensed Patents and Licensed Know-How.

1.21 “Licensed Compound” means any and all thrombopoietin mimetics Controlled by Ligand or its Affiliate during the Term of the Agreement including: (a) that certain compound known as LGD-4665 with the molecular structure shown on Exhibit B attached hereto, and all formulations including intravenous formulations), salts, prodrugs, hydrates, solvates, polymorphs, enantiomers and isomers thereof; (b) any back-up compounds to LGD-4665 being developed by Ligand as of the Execution Date, as shown on, or incorporated by reference in, Exhibit B; and (c) any other thrombopoietin mimetic compounds that are Covered by the Licensed Patents. Notwithstanding the foregoing, for the purpose of this Section 1.22, an “Affiliate” shall not include any Third Party which acquires control over Ligand or over which Ligand acquires control after the Execution Date so long as such Third Party does not otherwise become involved in the conduct of Development or Commercialization of the Licensed Compounds.

1.22 “Licensed Product” means any pharmaceutical preparation in any formulation or form containing one or more Licensed Compounds as its active ingredients for use in any field. Licensed Products shall include Combination Products.

1.23 “Licensed Know-How” means all Know-How that (a) is possessed as of the Execution Date by Ligand or its Affiliates, (b) is owned or Controlled by Ligand or its Affiliates as of the Execution Date, and (c) is necessary or useful in the use, development, design, registration, or sale of Licensed Compounds or Licensed Products. “Licensed Know-How” shall also include all Know-How discovered or developed by Ligand in connection with undertaking and completing the Ongoing Animal Studies and the Phase II Study referred to in Section 2.3. For the purpose of this Section, “Affiliate” shall exclude any Third Party that acquires control of Ligand or over which Ligand acquires control after the Execution Date so long as such Third Party does not otherwise become involved in the conduct of Development or Commercialization of the Licensed Products.

1.24 “Ligand Liabilities” has the meaning set forth in Section 2.5.

1.25 “Licensed Patents” means: (a) the Patent Rights identified on Exhibit C attached hereto, and (b) any and all Patent Rights that issue there upon in any jurisdiction in the world.

1.26 “Major Market” means any one of the following: Japan, United Kingdom, France, Germany, Italy, Spain or the United States.

1.27 “Matter” has the meaning set forth in the introduction to this Agreement.

1.28 “NDA” means (a) (i) a New Drug Application or Supplemental New Drug Application, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 314.50, et.seq., which is submitted to the FDA, or any successor application or procedure, and (ii) any foreign counterpart of a U.S. New Drug Application, and (b) all supplements and amendments, including supplemental New Drug Applications (and any foreign counterparts), that may be filed with respect to the foregoing.

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1.29 “Net Sales” means the gross amount invoiced by GSK, its Affiliates or its sublicensees to independent Third Parties, whether end-users or distributors or agents (but who are not sublicensees), for the sale or transfer for value of a Licensed Product, less the following deductions to the extent actually incurred or allowed based upon the sale of such Licensed Product:

(a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such Third Party for spoiled, damaged, out-dated and returned Licensed Product;

(b) freight and insurance costs for transporting such Licensed Product, to the extent invoiced to the Third Party;

(c) sales, value-added and other direct taxes on the sale of the Licensed Product;

(d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Licensed Product;

(e) trade, cash, and quantity discounts off the invoiced price and similar promotional discounts or rebates (such as management fees required by hospital buying groups or granted to managed care organizations) off the invoiced price;

(f) amounts reflecting retroactive price adjustments on sale of products, to the extent not previously deducted from net sales; and

(g) allowances or reserves for bad debt (including cost of collection); all of the foregoing to the extent consistent with United States generally accepted accounting principles applied on a consistent basis and in accordance with the normal practice in the industry.

For the avoidance of doubt, no Net Sales shall be calculated on Licensed Product delivered solely for research purposes, for clinical trials or distributed as free samples or promotions.

If GSK sells a Licensed Product with other products not covered by this Agreement, and GSK provides a discount, allowance or rebate to the purchaser of such products based on the invoiced prices for all products sold, such discount must be allocated pro rata based on average wholesale prices (“AWP”) across all such products and may not be applied disproportionately to the Licensed Product.

If GSK or its Affiliates or sublicensees receive non-cash consideration for Licensed Product sold or otherwise transferred to an independent Third Party, Net Sales will be determined based on the average of the gross invoice prices charged to other independent Third Parties in respect of cash sales during the applicable reporting period.

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1.30 “Ongoing Animal Study(ies)” means the [***] study and the [***] study on LGD-4665 conducted by Ligand.

1.31 “Party” means GSK or Ligand; “Parties” mean GSK and Ligand.

1.32 “Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including without limitation any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.33 “Phase II Study” means, as to a specific pharmaceutical product, a well conducted and lawful study, conducted anywhere in the world in diseased humans, of the feasibility, safety, dose ranging and efficacy of such product, that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Trial (or foreign equivalent) of such product, as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. For the avoidance of doubt, a Phase II Trial requires enrollment of patients with the applicable disease or condition and is aimed to provide a measure of efficacy in addition to short-term tolerability. A Phase II Trial shall be deemed commenced upon the first dosing of the first patient.

1.34 “Phase III Study” means, as to a specific pharmaceutical product, a well conducted and lawful study in humans performed to gain evidence of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product and provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. A Phase III Trial shall be deemed commenced upon the first dosing of the first patient.

1.35 “Regulatory Approval” means any and all approvals (excluding any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity that are necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of a product in a country or group of countries.

1.36 “Regulatory Filings” means, collectively, INDs, NDAs, drug master files and applications for designation of a product as an “Orphan Product(s)” under the Orphan Drug Act, or any other similar filings (including any foreign equivalents) for the clinical testing, manufacture or sale of a product.

1.37 “Royalty Term” has the meaning set forth in Section 7.3.1(b).

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1.38 “Specifications” means the handling, composition, testing, production, packaging, storage and shipping procedures and specifications for the Existing Licensed Compound.

1.39 “Territory” means all the countries of the world.

1.40 “Third Party” means any person or entity other than a Party or any of its Affiliates.

1.41 “Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any patent application that shall not have been cancelled, withdrawn, abandoned or been pending for more than five (5) years from its earliest priority date claimed.

1.42 Construction. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import.

ARTICLE 2

DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES

2.1 Overview. GSK shall have sole right, exercisable in GSK’s sole discretion and without accounting to Ligand, to control, direct and undertake all aspects of Developing and Commercializing Licensed Compounds and Licensed Products worldwide, including with regard to seeking, obtaining and maintaining Regulatory Approvals for the Licensed Compounds and Licensed Products in any jurisdiction in any field as well as manufacturing and having manufactured the Licensed Compounds and Licensed Products, including in each case making all strategic and tactical decisions with respect thereto. GSK covenants that it shall not knowingly violate any laws, rules and regulations that apply to the Development and Commercialization of the Licensed Compounds and Licensed Products. Ligand acknowledges and agrees that this Agreement is being entered into, in part, in order to settle the Matter and is not intended by the Parties to place on GSK the burden and expense of GSK having to Develop or Commercialize the Licensed Compounds or Licensed Products, unless, in its discretion, it chooses to do so. Further to the foregoing, for the avoidance of doubt, notwithstanding anything else in this Agreement, Ligand acknowledges and agrees that GSK shall be under no obligation, duty or diligence requirement to Develop or Commercialize the Licensed Compounds or Licensed Products, and that all decisions as to whether, if, when and how to undertake such Development or Commercialization activities shall be made by GSK in its sole discretion without taking into account any interest of Ligand and without having to consult with, advise or obtain any consent from Ligand.

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2.2 Ongoing Animal Studies. Prior to the Effective Date, Ligand had been undertaking the Ongoing Animal Studies involving LGD-4665. As soon as practical following the Effective Date, Ligand shall, at sole Ligand’s cost and expense, either complete or terminate the Ongoing Animal Studies. Ligand shall provide to GSK all data and study results, information and materials relating to or resulting from such activities of Ligand under or in connection with the Ongoing Animal Studies promptly after such data, results, information and materials come into the possession of Ligand and in substantially the same form as which they are received by Ligand.

2.3 Ligand’s Phase II Study for LGD-4665. Prior to the Effective Date, Ligand had been undertaking one (1) active Phase II Study involving LGD-4665, Protocol No. LGD-4665-03. After the Execution Date of the Agreement, Ligand will use its commercially reasonable judgment to complete such study at Ligand’s sole cost in accordance with the study protocol as it exists as of the Execution Date. After the Execution Date, without the prior written consent of GSK (such consent not to be unreasonably withheld), Ligand will not alter the study protocol, will complete no more than the initial, planned enrollment of patients, and will not extend the Phase II Study. Ligand will keep GSK informed of the progress of the Phase II Study and will provide GSK with all data from such Phase II Study, including the final study report and SAS datasets, in substantially the same form as which it is received and maintained by Ligand. In addition, upon completion of the study, Ligand will promptly transfer the IND to GSK.

2.4 GSK Reports. GSK shall provide Ligand with brief, semi-annual reports summarizing its Development of Licensed Compounds. No reports shall be required after GSK makes and reports the First Commercial Sale of a Licensed Product in a Major Market. GSK shall promptly notify Ligand as soon as practicable after the occurrence of each milestone event set forth in Section 7.2. For the avoidance of doubt, GSK shall not wait until the next semi-annual report is due to inform Ligand of such milestone events, but instead shall do so promptly after the occurrence of the milestone event.

2.5 Ligand Liabilities In General. GSK shall not be the successor to Ligand, and GSK expressly does not assume and, without limitation to Section 13.1, shall not become liable to pay, perform or discharge, any liability, obligation or commitment whatsoever of Ligand. All liabilities, obligations or commitments of Ligand are referred to herein as the “Ligand Liabilities”. Ligand shall pay, perform and discharge when due, all of the Ligand Liabilities. Without limitation of the foregoing, the term “Ligand Liabilities” includes the following liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, or otherwise (and whether due or to become due) and, unless otherwise expressly provided herein, whenever arising, and solely in the case of each of clause (i), (ii), (iii) and (iv) below, excluding any and all Liabilities GSK is obligated to indemnify, defend and hold harmless a Ligand Indemnified Party pursuant to Section 13.1:

(i) any liabilities, obligations or commitments of Ligand relating to or arising out of the assets other than the Licensed Assets;

(ii) any liabilities, obligations or commitments of any nature whatsoever of Ligand which arose or were incurred prior to the Execution Date, or which arise from or are based on events occurring or conditions existing before the Execution Date, including such liabilities, obligations or commitments of Ligand arising from or attributable to the ownership or use before the Execution Date of the Licensed Assets including, without limitation, any liability owing to Rockefeller University;

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(iii) and liabilities, obligations or commitments of any nature whatsoever of Ligand arising from Ligand’s Phase II Study for LGD-4665 referred to in Section 2.3; and

(iv) any liabilities, obligations or commitments under any contract with any Third Party.

ARTICLE 3

EXISTING LICENSED COMPOUND

3.1 Purchase of Existing Licensed Compound. At GSK’s sole discretion, GSK may elect, within [***] ([***]) months after the Effective Date, to purchase from Ligand (a) such amount in grams of bulk Existing Licensed Compound at a purchase price of [***] Dollars per kilogram ($[***]/kg) of bulk Existing Licensed Compound, and (b) such number of capsules of finished Existing Licensed Compound at a purchase price of [***] for each [***] capsules ($[***] capsules) of finished Existing Licensed Compound, in each case, on such other terms and conditions to be mutually agreed upon by the Parties. Exhibit D attached hereto details the amount of all bulk and finished Existing Licensed Compound existing as of the Execution Date for such quantities of Existing Licensed Compound. If GSK does not elect to purchase any Existing Licensed Compound from Ligand within [***] ([***]) months after the Effective Date, Ligand shall have the right to dispose of the Existing Licensed Compound or offer it for sale to a Third Party; provided, however, that prior to selling any Existing Licensed Compound to a Third Party, Ligand shall contact GSK to determine if it is interested in purchasing the Existing Licensed Compound on the same terms offered to the Third Party.

ARTICLE 4

REGULATORY MATTERS

4.1 Ownership. GSK shall own all Regulatory Approvals for Licensed Compounds and Licensed Products worldwide. Exhibit E sets forth the list of all Regulatory Filings worldwide that relate to the Licensed Compounds and/or Licensed Products and which exist as of the Execution Date. The Parties shall take all appropriate actions and make all necessary filings (at Ligand’s cost and expense) to transfer to GSK all right, title and interest in and to such Regulatory Filings.

4.2 Regulatory Coordination, Filings, Meetings and Correspondence. GSK shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions to regulatory authorities, including filings and submissions of supplements and amendments thereto, with respect to each Licensed Compound or Licensed Product. GSK shall have the sole responsibility for drafting all Regulatory Filings for Licensed Products and shall be solely responsible for interfacing, corresponding and meeting with regulatory authorities with respect to all Licensed Compounds and Licensed Products. GSK shall have the exclusive right to file for,

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request and maintain any regulatory exclusivity rights for Licensed Products (including regulatory exclusivity rights based upon an orphan drug designation of a Licensed Product) and to conduct and prosecute any proceedings or actions to enforce such regulatory exclusivity rights.

4.3 Assistance. Ligand shall cooperate with GSK to provide all reasonable assistance and take all actions reasonably requested by GSK that are necessary or useful to enable GSK to comply with its obligations, and exercise its rights, under this Agreement.

ARTICLE 5

TRANSFER OF INFORMATION, LICENSED KNOW-HOW

5.1 Existing Information and Licensed Know-How. Within [***] ([***]) days following the Effective Date, Ligand shall, without any consideration in addition to that which is expressly required pursuant to this Agreement and without any royalty obligation, transfer and cause to be transferred to GSK complete copies of the information from the electronic data room established by Ligand to which GSK had access prior to the Execution Date. This information shall include, without limitation, the following: (a) all preclinical and clinical data and study results, Regulatory Filings, Regulatory Approvals, material regulatory correspondence, studies, information, safety and efficacy information relating to any Licensed Compounds and/or any Licensed Products and/or the Development thereof by or behalf of Ligand prior to the Effective Date, and (b) all information known to Ligand regarding the handling, precautions, toxicity and hazards associated with the Existing Licensed Compound, all as more specifically set forth in Exhibit F, attached hereto and incorporated herein.

ARTICLE 6

LICENSES; COVENANTS; RELEASE

6.1 Grant. Subject to the terms and conditions of this Agreement, Ligand hereby grants to GSK an exclusive (even as to Ligand) royalty-bearing, worldwide, perpetual, irrevocable right and license under the Licensed Patents and Licensed Know-How in the Territory to Develop, Commercialize, make, have made, use, have used, import, sell, offer for sale and have sold Licensed Compounds and Licensed Products in any and all fields in the Territory. Such license shall further include the right to grant sublicenses to Affiliates of GSK and to Third Parties in accordance with the terms set forth in Section 6.2. For the avoidance of doubt, Ligand shall retain rights under the Licensed Patents and Licensed Know-How to use LGD-4665 and other Licensed Compounds for its internal or partnered research and development purposes, subject to Section 6.4 and Section 6.5. For example, Ligand shall have the right to conduct cross-reactivity testing using thrombopoietin related assays in the research and development of non- thrombopoietin related compounds (e.g., compounds that impact the EPO, interferon or GCSF related signaling pathways).

6.2 Sublicense Rights. The licenses granted pursuant to Section 6.1 shall be fully sublicensable. GSK shall give Ligand written notice of any such sublicense in a Major Market, including the identity of the sublicense. GSK shall be jointly and severally responsible with its sublicensees to Ligand for failure by its sublicensees to comply with, and GSK guarantees the compliance by each of its sublicensees with, all such applicable restrictions and limitations in accordance with the terms and conditions of this Agreement.

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6.3 No Implied Licenses Or Rights. Except as expressly provided in this Agreement, neither Party shall have any license or other interest in any intellectual property rights Controlled by the other Party.

6.4 Non-Compete. As a condition of this Agreement, Ligand covenants to GSK, effective as of the Execution Date, during the Royalty Term and for [***] ([***]) [***] thereafter, that Ligand and its Affiliates shall not, directly or indirectly, Develop, Commercialize, make, have made, use, have used, import, sell, offer for sale or have sold any thrombopoietin mimetic products. For the avoidance of doubt, notwithstanding the previous sentence, Ligand shall be able to directly or indirectly, Develop, Commercialize, make, have made, use, have used, import, sell, offer for sale or have sold any products that do not demonstrate, as their predominant or primary property, agonist activity at the thrombopoietin receptor. Notwithstanding the foregoing, for the purpose of this Section 6.4, an “Affiliate” shall not include any Third Party which acquires control over Ligand after the Execution Date or any Third Party to which Ligand assigns this Agreement in accordance with Section 13.3. For the avoidance of doubt, nothing herein shall prevent Ligand from acquiring control over a Third Party, provided that Ligand complies with the first sentence of the Section 6.4.

6.5 Further Covenant of Ligand.

(a) Ligand covenants to GSK, effective as of the Effective Date, that during the Royalty Term, Ligand and its Affiliates (which, for the purpose of the entirety of the Section 6.5(a), excludes any Third Party which acquires control over Ligand after the Execution Date or any Third Party to which Ligand assigns this Agreement in accordance with Section 13.3) will not file in any jurisdiction any patent application that Covers any Licensed Compound, Licensed Product and/or eltrombopag, unless Ligand or its Affiliates are requested to do so by GSK. In the event that Ligand or any of its Affiliates, in violation of the foregoing covenant, inadvertently files or otherwise obtains Patent Rights that Covers Licensed Compound, Licensed Product and/or eltrombopag (any such Patent Rights to the extent it Covers Licensed Compound, Licensed Product and/or eltrombopag, a “New Product Patent”), Ligand hereby covenants to GSK and its Affiliates and sublicensees, effective as of the Execution Date, that none of Ligand or any of its Affiliates will: (i) sue GSK, its Affiliates or sublicensees for infringement of, or (ii) commence, aid, prosecute, or cause to be commenced, aided or prosecuted any action or other proceeding against GSK, its Affiliates or sublicensees with respect to infringement of, in each case ((i) and (ii)), any New Product Patent. For the avoidance of doubt, this section shall not restrict the right of any Third Party which acquires control over Ligand or a successor or assign of Ligand to (i) sue GSK, its Affiliates or sublicensees for infringement of, or (ii) commence, aid, prosecute, or cause to be commenced, aided or prosecuted any action or other proceeding against GSK, its Affiliates or sublicensees with respect to infringement of, in each case ((i) and (ii)), any patent other than the Licensed Patents listed on Exhibit C.

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(b) Ligand further covenants to GSK, effective as of the Effective Date, that during the Royalty Term, with respect to (i) any Third Party which acquires control over Ligand after the Execution Date, (ii) any Third Party to which Ligand assigns this Agreement in accordance with Section 13.3, or (iii) any Third Party which Ligand acquires after the Execution Date (together, the “Section 6.5(b) Affiliates”), none of such Section 6.5(b) Affiliates of Ligand or any of their respective sublicensees will: (x) sue GSK, its Affiliates or sublicensees for infringement of, or (y) commence, directly aid, prosecute, or cause to be commenced, directly aided or prosecuted any action or other proceeding against GSK, its Affiliates or sublicensees with respect to infringement of, in each case ((x) and (y)), any patent or patent application owned or Controlled by such Section 6.5 Affiliate or sublicensee that is necessary for GSK, its Affiliates or sublicensees to practice the inventions in the Licensed Patents, including, without limitation, the Licensed Compounds and any Licensed Product.

6.6 Section 365(n) of The Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

6.7 Settlement and Release. As of the Effective Date, (a) GSK, on behalf of itself and its Affiliates, hereby releases and discharges Ligand and its respective subsidiaries, divisions, parents, Affiliates, agents and each of their respective officers, directors, employees, representatives and agents, and (b) Ligand, on behalf of itself and its Affiliates, hereby releases and discharges GSK and its subsidiaries, divisions, parents, Affiliates, agents and each of their respective officers, directors, employees, representatives and agents, in each case ((a) and (b)), as follows:

(i) from any and all actions, claims, counterclaims, defenses and damages whatsoever, in law or equity, whether in tort or contract or otherwise, which the releasing Party ever had, now has or hereafter shall or may have, that can be, could be or could have been asserted by GSK or Ligand in the Matter, or any other judicial or non-judicial proceeding based on facts and circumstances as of the Effective Date known or unknown to the releasing Party which arise out of or relate to any allegations, facts or occurrences alleged in the Matter;

(ii) from any and all actions, claims, counterclaims, defenses and damages whatsoever, in law or equity, whether in tort or contract or otherwise, which the releasing Party has or may have had as of the Effective Date, that can be, could be or could have been asserted by GSK or Ligand relating to the Ligand/GSK Agreement, or any other judicial or non-judicial proceeding based on facts and circumstances as of the Effective Date known to the releasing Party which arise out of or relate to the Ligand/GSK Agreement; and

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(iii) from any and all actions, claims, counterclaims, defenses and damages whatsoever, in law or equity, whether in tort or contract or otherwise, which the releasing Party has or may have had as of the Effective Date, that can be, could be or could have been asserted by GSK or Ligand relating to Ligand’s EPO, G-CSF, and interferon research programs with respect to compounds in such programs identified by Ligand after 2002 or any other judicial or non-judicial proceeding based on facts and circumstances as of the Effective Date known or unknown to the releasing Party which arise out of or relate to Ligand’s EPO, G-CSF, and interferon research programs, but only with respect to compounds in such programs identified by Ligand after 2002;

provided, however, with respect to (i), (ii) and (iii) above, that nothing herein shall have any effect on any actions, claims, counterclaims, defenses or damages related to any alleged breach of this Agreement, including any alleged breach of any representations, warranties and covenants therein; and provided, further, however, that nothing in (ii) or (iii) above shall have any effect on any patent claims GSK may have, now or in the future, relating to Ligand’s EPO, G-CSF and interferon programs. For the avoidance of doubt, this settlement and release shall not apply to any future conduct that has not occurred as of the Effective Date and shall in no way prevent the Parties from bringing any actions, claims, counterclaims, defenses and damages whatsoever, in law or equity, whether in tort or contract or otherwise in the future based on conduct that first occurs after the Effective Date. Furthermore, and for the avoidance of doubt, nothing herein shall have any effect on any indemnification obligations of a Party for Third Party claims as set forth in Article 13.

6.8 No Admissions. Nothing contained in this Agreement, and none of the execution, delivery, or performance of any obligation of or under this Agreement, shall be construed as an admission by any Party of any wrongdoing, liability or potential claims, and the Parties recognize that each expressly denies any liability or potential liability.

6.9 No Effect on Ligand/GSK Agreement. Nothing in this Agreement shall have any impact on GSK’s payment obligations or GSK’s or Ligand’s other obligations under the Ligand/GSK Agreement as they relate to eltrombopag. For the avoidance of doubt, GSK expressly confirms that it has an obligation to pay Ligand royalties on sales of eltrombopag, as set forth in the Ligand/GSK Agreement.

ARTICLE 7

FINANCIAL PROVISIONS

7.1 License Fee. Within five (5) Business Days after the Execution Date and receipt of an invoice from Ligand, GSK shall pay a license fee of Five Million Dollars ($5,000,000) in cash to Ligand by wire transfer of immediately available funds into an account designated by Ligand. Such license fee shall be nonrefundable and noncreditable against any other payments due hereunder.

7.2 Milestone Payments.

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7.2.1 Licensed Compounds/Licensed Products. Subject to Section 7.6, GSK shall pay Ligand, in the manner set forth in Section 7.4, the following non-refundable and non-creditable amounts no later than [***] ([***]) days after the occurrence of the corresponding milestone events and receipt by GSK of an invoice from Ligand requesting payment of such milestone. Each payment under this Section 7.2.1 shall be made only once during the Term and only if and upon each particular milestone event being satisfied pursuant to its term set forth in the following table.

Milestone	Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

7.2.2 Sales Milestone. Subject to Section 7.6, GSK shall pay Ligand, in the manner set forth in Section 7.4, a [***] Dollars ($[***]) no later than[***] ([***]) days after the end of the first calendar quarter in which [***].

7.2.3 Notices; Further Clarification. GSK shall promptly notify Ligand of the occurrence of each milestone. If any milestone set forth above is achieved prior to or in the absence of the achievement of any preceding milestone for such Licensed Compound or Licensed Product then, effective upon achievement of any such milestone, all previously unpaid payments for any such preceding milestone shall also become due and payable.

7.3 Royalties.

7.3.1 Licensed Products.

(a) During the Royalty Term, GSK shall pay to Ligand royalties on annual aggregate Net Sales of each Licensed Product in the Territory, on a country-by-country basis, as follows:

(i) For the first twelve (12) months beginning with the First Commercial Sale in a country, at a royalty rate of eight percent (8%) of Net Sales; and

(ii) Thereafter, at a royalty rate of sixteen percent (16%) of Net Sales.

For clarity, a partial initial month in which the First Commercial Sale occurs shall be considered a full month for purposes of subsection (i) above.

(b) Royalties shall be payable, on a country-by-country basis, on Net Sales of Licensed Products for the longer of: (i) the expiration of the last-to-expire of the Licensed Patents with a Valid Claim Covering the composition of matter or therapeutic use for a labeled indication of the Licensed Product in such country (including any additional data exclusivity, as may be available under applicable Law), or (ii) ten (10) years from the date of First Commercial Sale of the first Licensed Product in any country worldwide (“Royalty Term”). The Royalty Term shall begin on the Effective Date and continue until the date the last royalty payment obligation expires in the last country for any Licensed Product as set forth above in this Section 7.3.1(b).

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(c) The royalties set forth in this Section 7.3.1 shall be reduced in the following situations:

(i) In the absence of a Valid Claim within the Ligand Patent Rights Covering the composition of matter or use of a Licensed Product at the time of sale and in the country of sale of the Licensed Product, but where Ligand owns or Controls a pending patent application within the Ligand Patents, GSK shall pay to Ligand royalty payments at [***] percent ([***]%) of the relevant royalty rate that would otherwise be payable under this Section 7.3.1 for a period of [***] ([***]) years from the date of First Commercial Sale of the Licensed Product at issue (subject to subsection (ii) below), and shall pay the remaining [***] ([***]%) of the relevant royalty rate in escrow as provided below, until the earlier of (A) such time as a Valid Claim within the Ligand Patent Rights Covering the composition of matter or use of a Licensed Product issues with respect to such pending patent application in such country, in which case Section 7.3.1(a) shall apply; or (B) the date which is [***] ([***]) years from the date of First Commercial Sale of the Licensed Product at issue. The payments accruing under the remaining [***] percent ([***]%) of the relevant royalty rate shall be deposited into an escrow account to be maintained by GSK on behalf of Ligand (with interest from such account being reinvested into such account). Upon the occurrence of subsection (A) herein prior to [***] ([***]) years from the date of First Commercial Sale of the Licensed Product at issue, the remaining [***] percent ([***]%) of such payments (and interest) shall be promptly paid to Ligand. In the event a Valid Claim within the Ligand Patent Rights does not issue within such time frame, GSK shall retain all such amounts paid into escrow.

(ii) In the event a Licensed Product is sold in a county and a Generic Product is sold in such country during the Royalty Term, then at the end of the first [***][***]([***]) day period (the “Generic Entry Period”) during which one or more Third Parties sell a number of units of a relevant Generic Product in such country that comprises [***] percent ([***]%) or more of the aggregate number of units of such Licensed Product sold in such country during such Generic Entry Period (based upon mutually acceptable Third Party objective data sources), the otherwise applicable royalty rate set forth in this Section 7.3.1 shall be reduced by [***] percent ([***]%) after the conclusion of the Generic Entry Period.

(d) GSK shall have sole discretion, authority and right with respect to determining whether to enter into an agreement for license or other rights and to incur an obligation for any Third Party intellectual property required to make, have made, use, sell, lease, offer to sell or lease, import, export (within the Territory) or otherwise exploit, or transfer physical possession of or title in, an Licensed Product for any use in a country in the Territory. If any royalties or other payments are due to Third Parties, with respect to the identification, discovery, development, manufacture, use or sale of Licensed Compounds or Licensed Products

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(such payments, “GSK Third Party Payments”), then GSK shall be solely responsible for payment of all such royalties or other payments; provided however, that GSK shall have the right to deduct [***] percent ([***]%) of such GSK Third Party Payments from the otherwise applicable royalties payable to Ligand for such particular calendar quarter; provided further, however, that in no event shall the otherwise applicable royalty rate to Ligand be reduced by more than [***] percent ([***]%) in a given calendar quarter. GSK shall have the right to carry forward and apply any such unused offset or deduction to which GSK is entitled in future calendar quarters or years in the event that such [***] percent ([***]%) reduction threshold would be exceeded, until the full amount of offset or deduction to which GSK is entitled is satisfied.

7.3.2 Cumulative Royalties. The obligation to pay royalties on the Net Sales of a Licensed Product shall be imposed only once with respect to the same unit of said Licensed Product regardless of the number of Valid Claims Covering such Licensed Product.

7.3.3 Compulsory Licenses. Should a compulsory license be granted to a Third Party under the applicable Laws of any country in the Territory under the Ligand Patents licensed hereunder to GSK, the royalty rate payable for sales of Licensed Products in such country shall be adjusted to match any lower royalty rate granted to such Third Party for such country, with respect to the sales of such Licensed Products, and during such periods for which such Third Parties sell under the compulsory license material quantities of products that compete with the Licensed Products then marketed and sold by GSK in that country.

7.3.4 Royalties for Combination Products. In the event that GSK develops a Combination Product, the following provisions will apply with respect to the calculation of royalties on the sale of such Combination Products. Net Sales of Combination Products shall be calculated separately from Net Sales of Licensed Products.

For purposes of calculating the amount of Net Sales with respect to Combination Products sold in each Royalty Period, the Parties agree to use the following formula:

    A

(A + B)

Multiplied by the Total Net Sales of Combination Products for such Royalty Period

Where:

A equals the actual average of the invoice price of the most frequently prescribed dose of the Licensed Product containing the same compound that is part of the Combination Product in each of the Major Market countries, if such Licensed Product is sold separately (i.e. not as part of a Combination Product), and B equals the sum of the actual average of the invoice prices of the most frequently prescribed dose of all other therapeutically or prophylactically active ingredients in the Combination Product other than the Licensed Compound in each of the Major Market countries, if such other active ingredients are sold separately.

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For purposes of calculating Net Sales for Combination Products, if the Licensed Product or the other therapeutically or prophylactically active ingredients are not sold separately in all of the Major Market countries, then the Parties will calculate the averages referenced above, using the prices in those Major Market countries for which the Product and the other ingredients are sold separately. If, however, the Licensed Product or the other therapeutically or prophylactically active ingredients are not sold separately in any of the Major Market countries, then the Parties will negotiate in good faith an appropriate calculation of Net Sales that are subject to the royalty payment obligation under this Agreement so as to fairly allocate the relative value of the active ingredients in the Combination Product; provided, however, that the Parties agree that the multiplier applied to the royalty rate or Net Sales totals for such Combination Product will be less than 1 and not a negative number.

7.3.5 GSK License Paid-Up. Upon the expiration of the Royalty Term, the license granted under Section 6.1 shall become fully paid-up and royalty-free, but otherwise not be amended or effected, and shall remain in full force and effect.

7.4 Royalty Reports; Payments.

7.4.1 Reporting. Following the First Commercial Sale of the first Licensed Product in any country worldwide and continuing during the Royalty Term, GSK shall make payments and written reports to Ligand within [***] ([***]) days after the end of each calendar quarter with respect to the Net Sales of Licensed Products and royalties owed by GSK, its Affiliates or sublicensees hereunder, each such written report stating for the period in question: (i) for Licensed Product disposed of by sale, the quantity and description of Licensed Product, (ii) for Licensed Product disposed of other than by sale, the quantity, description, and nature of the disposition, (iii) the calculation of Net Sales for such quarter including the amount of such sales in foreign currencies on a country-by-country basis and the conversion under this Section 7.4, and (iv) the calculation of the amount due to Ligand for such quarter pursuant to Section 7.3 on account of such Net Sales. Such reports shall also detail if and when any applicable milestone event occurs under Section 7.2.2 and the payment due thereunder.

7.4.2 Payment. The information contained in each report under Section 7.4.1 shall be considered Confidential Information of GSK. Concurrent with the delivery of each quarterly report, GSK shall make the payment due Ligand hereunder for the calendar quarter covered by such report by wire transfer to a bank designated in writing by Ligand.

7.4.3 Conversion. Net Sales of Licensed Product made in currencies other than the U.S. Dollar shall be converted by GSK pursuant to its internal global sales reporting procedures.

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7.4.4 Late Payments. GSK shall pay interest to Ligand on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the prime rate of interest plus [***] percent ([***]%), as reported by THE WALL STREET JOURNAL, calculated on the number of days such payments are paid after the date such payments are due.

7.5 Accounting. GSK agrees to keep complete and accurate books and records pertaining to Net Sales of Licensed Products for a period of at least three (3) years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Product sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to Ligand hereunder to be determined. GSK further agrees to permit such books and records to be examined by an independent accounting firm selected by the Ligand (and reasonably acceptable to GSK) to verify reports provided for in Section 7.4. Unless Ligand obtains the prior written consent of GSK, such accounting firms must be selected from among the four largest international accounting firms. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. Such examination is to be made at the expense of Ligand, except in the event that the results of the audit reveal a discrepancy in favor of GSK of [***] percent ([***]%) or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by GSK. If such accounting firm correctly concludes that additional royalties were owed during such period, GSK shall pay the additional royalties within thirty (30) days of the date Ligand delivers to GSK such accounting firm’s written report so correctly concluding. If such accounting firm correctly concludes that excess royalties were paid during such period, Ligand shall refund the excess royalties within thirty (30) days of the date Ligand receives such accounting firm’s written report so correctly concluding. Ligand shall treat all information subject to review under this Section 7.5 or under any sublicense agreement in accordance with the confidentiality provisions of Article 9 and shall cause such independent accounting firm to enter into an acceptable confidentiality agreement with GSK obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. Any such independent accounting firm acting under this Section 7.5 shall limits its disclosures to Ligand to be whether or not the correct payments have been made, and if the correct payments have not been made, then what the correct payments should have been and what the difference is from the actual payments that had been made.

7.6 Tax Matters. Any income or other taxes that a paying Party is required by law to pay or withhold on behalf of a receiving Party with respect to royalties or other payments payable to a receiving Party under this Agreement shall be deducted from the amount of such royalties or other payments due, and paid or withheld, as appropriate, by the paying Party on behalf of the receiving Party. Any such tax required by law to be paid or withheld shall be an expense of, and borne solely by, the receiving Party. The paying Party shall furnish the receiving Party with reasonable evidence of such payment or amount withheld, in electronic or written form, as soon as practicable after such payment is made or such amount is withheld. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any lawful claim to a refund of or credit for any such payment.

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ARTICLE 8

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

8.1 Ownership. Inventorship of patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the applicable U.S. patent laws. All right, title and interest of Ligand in and to any and all patentable inventions conceived or reduced to practice during the course of completing the Ongoing Animal Studies shall be and hereby is assigned to GSK. All right, title and interest of Ligand in and to any and all patentable inventions relating to the Licensed Compounds or Licensed Products conceived or reduced to practice whether solely by GSK, its Affiliates and sublicensees or whether by such parties jointly with Ligand or its Affiliates as joint inventors under applicable law, during the Royalty Term shall be and hereby is assigned to GSK.

8.2 Prosecution of Licensed Patents.

8.2.1 GSK shall have the first right, but not the obligation, to prosecute and maintain the Licensed Patents. GSK shall pay [***] of the filing costs and fees incurred with respect to the prosecution and maintenance of such Licensed Patents. If GSK exercises its right to prosecute and maintain the Licensed Patents, GSK shall have complete discretion over such prosecution and maintenance of Licensed Patents including, without limitation, deciding in which countries to prosecute and maintain any of the Licensed Patents and the manner in which to prosecute and maintain the respective Licensed Patents.

8.2.2 On the reasonable request of GSK, Ligand shall cooperate, in all reasonable ways, in connection with the prosecution of all patent applications included within such Licensed Patents including, without limitation, granting GSK a power of attorney to permit it to prosecute the Licensed Patents; provided, however, in Ligand’s reasonable opinion, such cooperation or prosecution activities do not risk having an adverse impact any other patents or patent applications owned or Controlled by Ligand.

8.3 Enforcement and Defense of Licensed Patents.

8.3.1 If either Party becomes aware of any Third Party activity that infringes a Licensed Patent, then that Party shall give prompt written notice to the other Party regarding such alleged infringement. As between the Parties, GSK shall have the first right, but not the obligation, to attempt to resolve such alleged infringement by commercially appropriate steps at its own expense, including, without limitation, the filing of an infringement suit using counsel of its own choice.

8.3.2 If GSK fails to resolve such alleged infringement or to initiate a suit with respect thereto within one hundred eighty (180) days after the notice provided under Section 8.3.1, then, Ligand shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps at its own expense, including without limitation the filing of an infringement suit using counsel of its own choice.

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8.3.3 Any amounts recovered as a result of an action pursuant to this Section 8.3, whether by settlement or judgment, shall be allocated first to reimburse each Party for any costs and expenses incurred by such Party (and not otherwise reimbursed). Any remaining recovery shall be shared by the Parties in proportion to the percentage of litigation expenses funded by each Party.

8.3.4 In any event, at the request and expense of the Party bringing an infringement action under this Section 8.3, the other Party agrees to be joined as a party to the suit if necessary for the initiating Party to bring or continue an infringement action hereunder and to provide reasonable assistance in any such action. Neither Party may settle any action or proceeding brought under this Section 8.3 in a manner that, or knowingly take any other action in the course thereof that, materially adversely affects the other Party’s interest in the Licensed Patents, without the written consent of such other Party, which consent, shall not be unreasonably withheld. Each Party shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other Party pursuant to this Section 8.3 for such infringement. The amounts borne by such Party pursuant to the preceding sentence shall not count towards the determination of the allocation between the Parties of any remaining recovery pursuant to Section 8.3.3.

8.4 Defense of Third Party Infringement Claims. If, after the Effective Date, a Third Party asserts that a Patent or other right Controlled by it is infringed by a Party’s activities relating to a Licensed Compound or Licensed Product or a Party becomes aware of Patent Rights or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall promptly provide the other Party with notice thereof and the related facts in reasonable detail. GSK shall control and direct the defense of any such claim or potential claims as well as all settlement discussions, including obtaining license(s) from such Third Party(ies). Neither Party shall be required to conduct any work under this Agreement which it believes in good faith may infringe Third Party patent or other intellectual property rights. This Section 8.4 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights. GSK shall be responsible for payment of any award of damages arising from or related to a Third Party infringement claim arising after the Effective Date, except to the extent such claim or damages are covered by a breach of a representation or warranty made by Ligand under this Agreement or are otherwise covered by Ligand’s indemnification of GSK under Section 13.1.2 in which case the provisions of Section 13.1 shall provide for the allocation and timing of payment responsibility for such damages.

8.5 Patent Term Extensions. GSK shall be solely responsible for making all decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to Licensed Patents. Ligand shall reasonably cooperate, as requested by Ligand, to implement such decisions.

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8.6 Cooperation. Each Party hereby agrees: (a) to use commercially reasonable efforts to work together with the other Party to file, prosecute and maintain Patent Rights under this Article 8 that include claims of appropriate scope to provide optimal patent protection for all Licensed Products; and (b) to provide the other Party with copies of all material correspondence with the U.S. Patent and Trademark Office or its foreign counterparts pertaining to prosecution and maintenance of Patent Rights hereunder and as to which such Party has a license under this Agreement reasonably in advance of any relevant filing deadline or intended filing date for such other Party to review and comment thereon, to incorporate, absent a substantial reason to the contrary, the non-filing Party’s comments on such filing before submitting such filing to the relevant patent authority, and to provide the other Party a copy of all material notices received from a patent authority with respect thereto.

8.7 Perfection of Interest. Each Party shall cooperate with the other and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other’s ownership interest in accordance with the intent of this Agreement including, without limitation, the execution of necessary and appropriate instruments of assignment to achieve such joint ownership as set forth in Section 8.2 and the provision, on a reasonable basis, of its employees, agents, consultants and independent contractors to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to undertake Patent Prosecution for Program Inventions as provided herein.

8.8 Trademarks. GSK shall, at its sole expense, select, register, own and enforce all trademarks for Licensed Products.

8.9 Negative Pledge. Ligand represents, warrants, and covenants that there are no liens or claims currently existing on or to the Licensed Patents (including any liens or claims on or to rights to sue for past, present and future infringements thereof, any licenses, claims, damages, and proceeds of suit arising therefrom, or any payments or rights to payments arising out of the sale, lease, license, assignment, or other disposition thereof), any additions to, and substitutions for, any or all of the foregoing or any “proceeds” (as defined in Article 9 of the Uniform Commercial Code) of any or all of foregoing, including that could reasonably be expected to adversely affect GSK’s benefits and rights under this Agreement. Ligand shall not create, incur, or permit to exist on or to any Licensed Patents, shall defend such Licensed Patents against, and shall take such other action as is necessary to remove in respect to such Licensed Patents, any lien or claim, other than the liens or claims created hereby. Further, Ligand covenants and agrees not to enter into any agreements which would prohibit the creation or attachment of a security interest upon such Licensed Patents.

ARTICLE 9

LIGAND TO MAINTAIN CONFIDENTIALITY

9.1.1 Confidential Information. GSK shall be free to use without restriction or limitation any and all Confidential Information it has received or may receive from Ligand relating to the Licensed Assets as well as the terms of this Agreement. All Confidential Information that is jointly owned by the Parties (if any), the terms of this Agreement, all Confidential Information disclosed by GSK to Ligand during the term of this Agreement, and all Confidential Information relating in any way to the Licensed Assets

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(collectively, “Confidential Information of GSK”), in each case, shall be maintained as confidential by Ligand and shall not be used or disclosed by Ligand in any manner except as expressly permitted and contemplated (if at all) under this Agreement, except to the extent that the Confidential Information (as determined by competent documentation) either before or after the date of the disclosure to the other Party or its Affiliates becomes published or generally known to the public through no fault or omission on the part of the other Party, its Affiliates or its sublicensees. Specific information shall not be deemed to be within the foregoing exclusion merely because it is embraced by more general information falling within such exclusion.

9.2 Permitted Disclosure.

9.2.1 The provisions of Section 9.1 shall not preclude the other Party or its Affiliates from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the other Party or its Affiliates to comply with applicable laws or court orders, to defend or prosecute litigation or to comply with governmental regulations, including the filing by Ligand of a redacted copy of this Agreement with the Securities and Exchange Commission, after prior review by GSK of such redacted copy, provided that the other Party provides prior written notice of such disclosure to the jointly-owning or disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

9.2.2 Ligand shall have the right to disclose the material terms of this Agreement to any bona fide potential investor, investment banker, acquiror, merger partner or other potential financial partner. In connection with any permitted disclosure of Confidential Information pursuant to this Section 9.2.2, Ligand agrees to use all reasonable efforts to inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential.

9.3 Employee and Advisor Obligations. Ligand agrees that it shall provide Confidential Information of GSK only to Ligand’s employees, consultants and advisors, and to the employees, consultants and advisors of Ligand’s Affiliates, who have a need to know and have an obligation to treat such information and materials as confidential.

9.4 Publications. GSK may publish or publicly disclose the results of any of the Development and Commercialization activities conducted hereunder related to the Licensed Compounds and/or Licensed Products.

9.5 Term. All obligations of confidentiality imposed under this Article 9 shall expire ten (10) years following termination or expiration of this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement becomes effective as of the Effective Date and shall expire upon expiration of the Royalty Term.

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10.2 Termination. Prior to the expiration of this Agreement in accordance with its terms, Ligand shall have no right to terminate this Agreement or any right or obligation hereunder without obtaining the written consent of GSK. Prior to the expiration of this Agreement in accordance with its terms, GSK shall have the right to terminate this Agreement upon sixty (60) days notice to Ligand. In the event that a Party (the “breaching Party”) is in breach of any of its material obligations under this Agreement, then the other Party (the “non-breaching Party”) shall have the right to seek damages and such other remedies as may be available to it under law or in equity. Any such termination shall not relieve the terminating Party from obligations that have accrued prior to such termination or that expressly survive termination of this Agreement.

10.3 Survival. In the event of termination or expiration of this Agreement, the following provisions of this Agreement shall survive: Sections 2.1, 2.5, 4.1, 4.2, 6.1, 6.2, 6.3, 6.4 (for the time period set forth therein), 6.6, 6.7, 6.8, 6.9, 7.2 through 7.4 (but not following expiration of the Agreement) 7.5 (for the time period set forth therein), 7.6, 8.1, 8.8, 9 (for the time period set forth therein), 10, 11, 12 and 13.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Dispute Resolution.

11.1.1 Executive Officers. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. For purposes of this subsection, “Executive Officers” means as to a Party, its chief executive officer (or such individual’s designee). If such position for either Party is vacant or does not exist, then the person having the most nearly equivalent position at such Party (or such individual’s designee) shall be deemed to be the Executive Officer of such Party.

11.1.2 Arbitration. If the Parties are unable to resolve a given dispute pursuant to Section 11.1.1 within [***] ([***]) days of referring such dispute to the Executive Officers, such dispute shall be resolved by binding arbitration in the manner described below:

(a) Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchanged

Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b) Additional Issues. Within ten (10) Business Days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c) Arbitration Procedure. The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by Ligand, one (1) arbitrator will be selected by GSK, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties. The arbitration shall be held in Research Triangle Park, North Carolina under the rules of the American Arbitration Association if commenced by Ligand and in San Diego, California under the rules of the American Arbitration Association if commenced by GSK. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in the jurisdiction in which the arbitration has been held or any other court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 11.3 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to preserve the status quo or to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

(d) Costs; Satisfaction. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award with respect to payment obligations and within thirty (30) days of the service of the award with respect to other obligations (if any) imposed by the award.

11.2 Waiver. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

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11.3 Choice of Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles that would provide for application of the law of another jurisdiction. Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights or other intellectual property rights shall be submitted to a court of competent jurisdiction in the territory in which such Patent Rights or other intellectual property rights were granted or arose.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Representation of Authority; Consents. Ligand and GSK each represents and warrants to the other Party that, as of the Execution Date, (a) it has full right, power and authority to enter into this Agreement, (b) this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition law, penalties and jurisdictional issues including conflicts of law) and (c) all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

12.2 No Conflict. Each Party represents to the other Party that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable laws of regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any written contractual obligation of such Party. Each Party agrees that it shall not during the term of this Agreement grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement unless expressly permitted in this Agreement.

12.3 Grant of Rights. Ligand represents to GSK that it has sufficient legal and/or beneficial title, ownership or other rights to all of the Licensed Assets as is necessary to grant the licenses and rights to GSK that Ligand purports to grant to GSK pursuant to this Agreement.

12.4 Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of such Party, expressly threatened, against such Party before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any obligation under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

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12.5 Intellectual Property; Other. Ligand represents and warrants that as of the Execution Date:

12.5.1 it has not received any written claim and it is not otherwise aware of any other claim, made against it asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of intellectual property rights associated with the Licensed Assets or challenging its right to use or ownership of any of the Licensed Assets or making any adverse claim of ownership thereof;

12.5.2 it is not aware of any pending or threatened claim or litigation which alleges that its activities up to the Execution Date relating to the Licensed Assets have violated, or by conducting the Development or Commercialization as currently proposed to be conducted hereunder would violate, the intellectual property rights of any Third Party;

12.5.3 the Licensed Patents include all of the Patent Rights relating to the Licensed Compounds, Licensed Products and/or thrombopoietin mimetics (a) which are owned by Ligand or its Affiliates, or (b) in which Ligand or its Affiliates have any interest or right, in each case other than any Patent Rights (if any) exclusively licensed to GSK under the Ligand/GSK Agreement;

12.5.4 Exhibit C sets forth a complete and correct list of the Licensed Patents as of the Execution Date;

12.5.5 it does not have any rights to or interests in any thrombopoietin mimetics which are in any state of development or regulatory approval, whether developed internally by Ligand, jointly with GSK or any other party or licensed from or to a Third Party, other than the Licensed Compounds and Licensed Products exclusively licensed to GSK under this Agreement and eltrombopag, for which Ligand receives milestones and royalties from GSK under the Ligand/GSK Agreement;

12.5.6 it does not have any rights to or interests in any products which are in any state of development or regulatory approval, whether developed internally by Ligand or jointly with GSK or any other party or licensed from or to a Third Party, where such products or the making, use, offering for sale, sale, or importation of such products is Covered by the Licensed Patents and which products are not included in the Licensed Products exclusively licensed to GSK under this Agreement;

12.5.7 no compounds being developed by Ligand in its G-CSF, EPO and interferon programs as of the Effective Date were identified by Ligand prior to 2002; and

12.5.8 no compounds being developed by Ligand in its G-CSF, EPO or interferon programs as of the Effective Date were designed using any compounds provided by GSK to Ligand under the Ligand/GSK Agreement and all such compounds being developed by Ligand are based upon screens conducted by Ligand after 2006 on Ligand’s chemical library.

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12.6 No Debarment. Each Party agrees it shall not knowingly use in connection with the Development or Commercialization under this Agreement any employee, consultant or investigator who is or has been debarred by a regulatory authority or who, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a regulatory authority.

12.7 Existing Licensed Product. Ligand warrants that, at the time of delivery of the Existing Licensed Product to GSK: (a) such Existing Licensed Product will have been manufactured in accordance with cGMP and all applicable law; (b) such Existing Licensed Product will meet the Specifications and will conform with the Certificate of Analysis; (c) such Existing Licensed Product will not be adulterated or misbranded within the meaning of the FDCA; (d) title to such Existing Licensed Product will pass to GSK as provided herein free and clear of any security interest, lien or other encumbrance; (e) such Existing Licensed Product will have been manufactured in facilities that are in compliance with all applicable laws at the time of such manufacture (including applicable inspection requirements of FDA and other regulatory authorities); and (f) such Existing Licensed Product is not an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FDCA.

12.8 Disclaimer of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Indemnification.

13.1.1 GSK. GSK agrees to defend Ligand and its Affiliates at GSK’s cost and expense, and will indemnify and hold Ligand and its Affiliates and their respective directors, officers, employees and agents (the “Ligand Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by GSK of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of GSK, (c) injuries resulting from the development, manufacture, use, sale or other disposition of any Licensed Compound or Licensed Product, or any other product or service offered by GSK, its Affiliates and/or its sublicensees or collaborators (other than Ligand), or (d) use by GSK of the Existing Licensed Compound. In the event of any such claim against the Ligand Indemnified Parties by any Third Party, Ligand shall promptly notify GSK in writing of the claim and GSK shall manage and control, at its sole expense, the defense of the claim and its settlement. The Ligand Indemnified Parties shall cooperate with GSK and may, at their option and expense, be represented in any such action or proceeding. GSK shall not be liable for any litigation costs or expenses incurred by the Ligand Indemnified Parties without GSK’s prior written authorization. In addition, GSK shall not be responsible for the

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indemnification or defense of any Ligand Indemnified Party to the extent arising from any negligent or intentional acts by any Ligand Indemnified Party or the breach by Ligand of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

13.1.2 Ligand. Ligand agrees to defend GSK and its Affiliates at Ligand’s cost and expense, and will indemnify and hold GSK and its Affiliates and their respective directors, officers, employees and agents (the “GSK Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Ligand of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of Ligand, (c) injuries resulting from any product or service offered by Ligand, its Affiliates and/or its licensees or collaborators (other than GSK); (d) injuries resulting from the Phase II Study conducted by Ligand pursuant to Section 2.3; or (e) any of the Ligand Liabilities. In the event of any claim against the GSK Indemnified Parties by any Third Party, GSK shall promptly notify Ligand in writing of the claim and Ligand shall manage and control, at its sole expense, the defense of the claim and its settlement. The GSK Indemnified Parties shall cooperate with Ligand and may, at their option and expense, be represented in any such action or proceeding. Ligand shall not be liable for any litigation costs or expenses incurred by the GSK Indemnified Parties without Ligand’s prior written authorization. In addition, Ligand shall not be responsible for the indemnification or defense of any GSK Indemnified Party to the extent arising from any negligent or intentional acts by any GSK Indemnified Party, or the breach by GSK of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

13.1.3 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party.

13.2 Insurance. GSK shall use all commercially reasonable efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder. Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time. GSK may satisfy its obligations under this Section through self-insurance to the same extent. At such time as a product is being manufactured by GSK for commercial sale, GSK shall name Ligand as an additional insured on any such policies. Any insurance shall not be construed to create a limit of GSK’s liability with respect to its indemnification obligations under Section 13.1. GSK shall use commercially reasonable efforts to provide Ligand with written notice at least thirty (30) days prior to a cancellation, non-renewal or material change in such insurance or self-insurance that could materially adversely affect the rights of Ligand hereunder. GSK’s insurance hereunder shall be primary and non-contributing.

13.3 Assignment. GSK may, in whole or in part, delegate, assign and/or sublicense to any of its Affiliates or sublicensees any or all of the rights and/or obligations GSK has under this Agreement. Further, GSK may assign this Agreement, in whole or in part, in connection with any sale or transfer (by merger or otherwise) of any businesses, assets or products owned or Controlled by GSK, provided that the acquirer confirms to Ligand in writing its agreement to be bound by all of the terms and conditions of this Agreement. Ligand may not assign, nor delegate any obligation under this Agreement, in whole or in part, without first obtaining the prior written consent of GSK, except in connection with any sale or transfer (by merger or otherwise) to a Third Party of all of the

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business or assets owned or Controlled by Ligand, in which case GSK’s prior written consent shall not be required; provided, however, that the acquirer or assignee confirms to GSK in writing its agreement to be bound by all of the terms and conditions of this Agreement. Any purported assignment not in accordance with this Section 13.3 shall be void and of no effect.

13.4 Entire Agreement; Amendments. This Agreement and the Schedules referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties. No trade customs, courses of dealing or courses of performance by the Parties will be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgement, order acceptance, standard terms of sale, invoice or the like.

13.5 Notices.

Notices to Ligand shall be addressed to:

Ligand Pharmaceuticals Incorporated.

10275 Science Center Drive

San Diego, CA 92121

Attention: General Counsel

Facsimile No.: (858) 550-7272

Notices to GSK shall be addressed to:

SmithKline Beecham Corporation, d/b/a GlaxoSmithKline

One Franklin Plaza

Philadelphia, PA 19101

Attn: Senior Vice President, Worldwide Business Development

Facsimile: (610) 270-5166

with a required copy to:

SmithKline Beecham Corporation, d/b/a GlaxoSmithKline

2301 Renaissance Boulevard

King of Prussia, PA 19406-2772

Vice President and Associate General Counsel, R&D Legal Operations

Facsimile: (610) 787-7084

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with this Section 13.5. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

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13.6 Force Majeure. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, including, but not limited to, the following: acts of gods; acts of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism and invasion; provided that the Party affected by such cause promptly notifies the other Party and uses reasonable efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more of the above mentioned causes.

13.7 Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.

13.8 Public Announcements. On the Execution Date, the Parties may issue one or more press releases, the timing and content of which shall be mutually agreed. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon between the Parties in advance of such announcement. The Parties understand that this Agreement is likely to be of significant interest to investors, analysts and others, and that the Parties therefore may make such public announcements with respect thereto, subject to the remainder of this Section 13.8. The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, the Parties will use commercially reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group; provided that Ligand shall have the right to disclose the financial terms contained in this Agreement, including the milestones and royalty rates, without the agreement in advance of GSK. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least five (5) days prior to the scheduled disclosure. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any such announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. Furthermore, each Party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought. Neither Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party for any promotional, advertising, marketing or commercial activities without the prior written consent of the other Party.

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13.9 Relationship Between the Parties. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Ligand or GSK to act as agent for the other. Further, nothing in this Agreement is intended or shall be deemed to constitute a partnership or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other(s), except to the extent, if at all, specifically provided under this Agreement.

13.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

13.11 Joint Preparation. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. No drafts of this Agreement or any other similar or related document exchanged by the Parties prior to the Execution Date shall be offered by a Party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement or for any other purpose.

13.12 No Implied Waivers; Rights Cumulative. No failure on the part of Ligand or GSK to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

13.13 Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect or to any extent, then in such respect and to such extent such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by applicable law, all other provisions of this Agreement shall remain in full force and effect and the Parties will use commercially reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

13.14 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

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13.15 No Third Party Beneficiaries. No person or entity other than GSK, Ligand and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.16 No Consequential Damages. UNLESS RESULTING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 13.16 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 13.1, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Execution Date.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ John L. Higgins
Title:	Chief Executive Officer

SMITHKLINE BEECHAM CORPORATION D/B/A GLAXOSMITHKLINE

By:	/s/ William J. Mosher
Title:	Assistant Secretary

List of Exhibits:

Exhibit A	Certificate of Analysis

Exhibit B	LGD-4665, its molecular structure and disclosure of any other thrombopoietin mimetics discovered or developed by or behalf of Ligand

Exhibit C	Licensed Patents

Exhibit D	Amount of bulk and finished Existing Licensed Compound

Exhibit E	Existing Regulatory Filings

Exhibit F	Licensed Know-How from Data Room to be Transferred to GSK

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Exhibit A

Certificate of Analysis

LIGAND PHARMACEUTICALS INC. DATE:	ANALYTICAL DEVELOPMENT SUPERSEDES: SUPERSEDES DATE:

TESTING SUMMARY

DOCUMENT NUMBER:

DRUG PRODUCT: LIGAND LOT NUMBER: CARDINAL LOT NUMBER: PLACE OF MANUFACTURE: MONOGRAPH NUMBER: SPECIFICATION NUMBER: TESTING FACILITY:	DATE OF MANUFACTURE: RE-TEST DATE:

TEST	SPECIFICATION LIMITS	RESULT
PHYSICAL DESCRIPTION

Identification by HPLC

Identification by UV

Dissolution

Content Uniformity

HPLC ASSAY

INDIVIDUAL RELATED SUBSTANCES

TOTAL RELATED SUBSTANCES

WATER CONTENT (Karl Fischer)

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TESTING SUMMARY

DOCUMENT NUMBER:

DRUG PRODUCT:

LIGAND LOT NUMBER:

CARDINAL LOT NUMBER:

DOCUMENT NUMBER:

DATE:

Total aerobic microbial

count (Total Plate Count)

Total combined mold &

yeast count

Escherichia coli

Salmonella Species

Staphylococcus aureus

Pseudomonas aeruginosa

REVIEWED/APPROVED BY:

Analytical Development	Date	Date

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Exhibit B

Molecular structure of LGD-4665 and disclosure of any other thrombopoietin mimetics discovered or developed by or on behalf of Ligand

[***]

Structures and/or names of other thrombopoietin mimetics discovered or developed by or on behalf of Ligand set forth in the patents and applications listed on Exhibit C are incorporated herein by reference.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchanged Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit C

Licensed Patents

[***]

Country	App. No.	Filing Date	Patent No.	Date Issued	Pub No.	Pub Date
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]		[***]
[***]	[***]	[***]		[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]		[***]
[***]	[***]	[***]		[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]				[***]
[***]	[***]	[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]		[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]		[***]
[***]	[***]	[***]		[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]
[***]		[***]
[***]		[***]
[***]	[***]	[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]		[***]
[***]	[***]	[***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchanged Commission. Confidential treatment has been requested with respect to the omitted portions.

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Country	App. No.	Filing Date	Patent No.	Date Issued	Pub No.	Pub Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]		[***]
[***]	[***]	[***]
[***]		[***]
[***]		[***]
[***]		[***]
[***]	[***]	[***]
[***]		[***]
[***]	[***]	[***]
[***]		[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]			[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchanged Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit D

Amount of bulk and finished Existing Licensed Compound

Non-GMP API: Approximately [***] kg. [***] kilograms are stored at -70C at Ligand and about [***] kg of non-GMP API is stored at -20C at Fisher Clinical Services.

GMP API: About [***] kg of GMP API is stored at Fisher Clinical Services.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchanged Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit E

Existing Regulatory Filings

LGD4665 [***]

LGD4665 [***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchanged Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit F

Licensed Know-How from Data Room to be Transferred to GSK

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchanged Commission. Confidential treatment has been requested with respect to the omitted portions.